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                                 Tellurian, Inc.
                                      300 K
                                 Route 17 South
                            Mahwah, New Jersey 07430
                                 (201) 529-0939


                                January 23, 1998


To the Company's Warrant Holders:

         Enclosed please find copy of Tellurian, Inc.'s letter of transmittal and Definitive Prospectus dated December 18, 1997, as supplemented January 23, 1998 (the "Prospectus"). The Prospectus is a part of a Registration Statement which has become effective and pertains to the Company's Warrants which you now hold. It is advisable that you read same carefully.

         If you have any questions regarding the exchange offer or the completion of the Letter of Transmittal please contact Shareholder Communications Corporation, 17 State Street, New York, NY 10004, telephone (toll free 1-800-221-5724; collect 1-212-805-7000). If you have any other questions regarding the Offering, contact your investment professional.



                                          Very truly yours,

                                          TELLURIAN, INC.

                                          Michael Hurd, Vice-President
                                          of Administration and Finance